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                                                                   EXHIBIT 10.10


                              CONSULTING AGREEMENT

AGREEMENT made as of the 1st of March, 2001 by and

BETWEEN

(a) Knollwood Associates, LLC whose principal place of business is located at 470 Knollwood Road, Ridgewood, New Jersey 07450, hereinafter referred to as the "Consultant," and

(b) Applied Graphics Technologies, Inc., whose principal place of business is located at 450 West 33rd Street, New York, NY 10001, hereinafter referred to as the "Company."

WHEREAS, since January 1, 2001 the Company has engaged Consultant to cause John Dreyer, in addition to the services provided by him as a Director of the Company, to perform the consulting services detailed in Appendix A attached hereto, and the Company wishes to continue to retain the services of Consultant; and

WHEREAS, on February 27, 2001, the Compensation Committee of the Board of Directors of the Company authorized the Company to enter into an agreement with Consultant for the provision of such consulting services on the following terms; and

WHEREAS, Consultant desires to continue to consult with the Chairman, CFO, COO and senior management of the Company, and to provide such consulting services;

NOW, THEREFORE, it is agreed as follows:

1.    TERM

      This Agreement shall continue in effect until terminated for any reason by either party on thirty (30) days prior written notice to the other party.

2.    SERVICES

      During the term, in addition to the services provided by John Dreyer as a Director of the Company, Consultant agrees to cause John Dreyer to perform, at such times and places as the Company shall reasonably request, the consulting services set forth on Appendix A. Consultant shall have no authority to bind the Company, its officers or any other members of the Company in any transactions or communications nor shall Consultant make claim to do so.
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3.    CONFIDENTIALITY

      The Consultant shall not, during the continuance of this Agreement or after the termination thereof, disclose any of the secrets, confidential information or any financial information relating to the Company. Unless specifically stated herein, the performance of services by the Consultant for the Company shall not preclude the Consultant from working for any other Company or entity.

4.    COMPENSATION

(a) In consideration of the services to be provided by the Consultant hereunder, commencing April 1, 2001, the Company shall pay the Consultant $12,500 per month in arrears. In addition, in consideration for the services rendered by the Consultant from January 1, 2001 to March 31, 2001, the Consultant shall receive a lump sum payment of $37,500.

(b) In further consideration of the services to be provided hereunder, on February 28, 2001, the Company granted John Dreyer options to purchase 50,000 shares of the Company's common stock at an exercise price of $3.50 per share. The options shall vest over a two-year period commencing February 28, 2001, and shall vest in 24 equal monthly installments. Vesting shall continue for so long as the Agreement remains in effect and shall immediately cease upon termination of this Agreement. All other terms of the options shall be determined in accordance with the terms of the stock option agreement entered into between the Company and Mr. Dreyer.

(c) The Company shall reimburse the Consultant per diem for any reasonable out-of-pocket expenses incurred by the Consultant pursuant to the terms of this Agreement. The Consultant shall submit itemized statements of services performed and expenses incurred during any particular month by the fifth (5th) day of the next succeeding month.

5.      LIABILITY

        With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Company, for any acts or omissions in the performance of services on the part of Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgements, attorneys' fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this Agreement or in any way connected with the rendering of services, including any costs and/or reasonable attorneys' fees related to the defense of any claim or action, other than those claims arising out of Consultant's gross negligence or willful misconduct in connection with the performance of the services hereunder.
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6.      INDEPENDENT CONTRACTOR; BENEFITS

        The Consultant shall perform all services hereunder as an independent contractor and not as an employee or agent of the Company. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension benefits, made available to employees of the Company.


        IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the 1st day of March, 2001.

APPLIED GRAPHICS TECHNOLOGIES, INC.       KNOLLWOOD ASSOCIATES, LLC



By: /s/ Martin D. Krall                                      By: /s/ John Dreyer
    -------------------                                          ---------------
       Martin D. Krall                                            John Dreyer
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                                   APPENDIX A


                               CONSULTANT SERVICES

-       Major Account Sales and Strategic Selling

-       Such other matters as the Company may reasonably request